EXHIBIT 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION

TEXTRON INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter, the "Corporation"), DOES HEREBY CERTIFY:

FIRST:  That at a meeting of the Board of Directors of the Corporation held on December 1, 2010, a resolution was duly adopted declaring an amendment to the Corporation’s Restated Certificate of Incorporation to be advisable and appropriate for consideration by the stockholders at the 2011 annual meeting of stockholders of the Corporation.  The text of the proposed amendment subsequently approved by the Board of Directors is as follows:

RESOLVED, that Article SEVENTH of the Restated Certificate of Incorporation of Textron Inc. shall be amended by adding the following language:

A special meeting of the stockholders for any purpose or purposes proper under applicable law may be called at any time by (i) the Chief Executive Officer; or (ii) the Board of Directors; or (iii) the Corporate Secretary of the Corporation at the written request of one or more holders of record of the Corporation that have owned continuously for a period of at least one year at least twenty-five percent (25%) of the outstanding shares of Common Stock of the Corporation, provided such request complies with the form and terms, conditions, procedures or limitations as maybe set forth in the By-Laws of the Corporation, as may be amended from time to time.

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, the 2011 annual meeting of stockholders was duly called and held on April 27, 2011 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the aforesaid amendment.

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, TEXTRON INC. has caused this Certificate to be executed by its Executive Vice President, General Counsel and Corporate Secretary, and attested by its Assistant Secretary, on this 27th day of April, 2011.
TEXTRON INC.
	By:	/s/Terrence O’Donnell
Terrence O’Donnell Executive Vice President, General Counsel and Corporate Secretary

Attest:
/s/Ann T. Willaman
Ann T. Willaman Assistant Secretary